Exhibit 10.4

EXECUTIVE SEVERANCE PLAN
Amended and Restated as of May 9, 2024

Prepared by: /s/ Rebecca Tolene 5-9-24
Rebecca Tolene, VP & Chief of Staff    Date

Validation Date:    05/09/2024
Review Frequency:    3 years
Validated By:    Stephen Gaby

TABLE OF CONTENTS

2.12    “Section 409A”................................................................................................…6

1.PURPOSE AND SCOPE

1.1     Establishment. The Tennessee Valley Authority (“TVA” or the “Company”) hereby amends and restates in its entirety this Executive Severance Plan (“Plan”). The Plan supports TVA’s compensation philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2     Purpose. The purpose of the Plan is to provide a competitive severance payment (“Severance Payment”) to certain eligible employees in the event of a TVA-initiated separation for reasons other than Gross Misconduct, death, or disability or in the event an employee terminates his or her employment with TVA for Good Reason as defined below.

2.DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1“Beneficiary” means a beneficiary designated in writing by a Participant to receive any payments to be made under the Plan to such Participant, and if no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s designated beneficiary.

2.2“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.3“EAIP” means TVA’s Executive Annual Incentive Plan, as amended from time to time.

2.4“Eligible Employee” means any executive designated as a Level I Employee or Level II Employee, in each case as determined by the Plan Administrator from time to time, and each other person specifically designated as an Eligible Employee on the exhibits hereto.

2.5“Good Reason” means the occurrence of any of the following:

(a)a material adverse change in the Participant’s authority, duties, or responsibilities (excluding during any period of Participant’s physical or mental incapacity) with respect to his or her employment with the Company without the Participant’s prior written consent;

(b)a material reduction in the Participant’s base salary without the Participant’s prior written consent (other than any reduction applicable to management employees generally);

(c)an actual change in the Participant’s principal work location by more than 50 miles and more than 50 miles from the Participant’s principal place of abode as of the date of such change in job location without the Participant’s prior written consent; or

(d)a material breach by the Company of any term or provision of the Plan without the Participant’s prior written consent.

A Participant may be considered to have such “Good Reason” to terminate employment for purposes of the Plan only if the Participant provides written notice to the Company of termination within 30 days of the occurrence of the applicable foregoing event(s) above or, if later, within 30 days of the date the Participant has knowledge that such event(s) occurred.

An event constituting Good Reason shall no longer constitute Good Reason if the circumstances described in the Good Reason notice are cured by the Company within 30 days following receipt of the Good Reason notice. If the Company does not cure the circumstances giving rise to the Good Reason event described in the Good Reason notice within thirty (30) days after receipt of the Good Reason notice, the Participant who provided the Good Reason notice may resign for Good Reason by terminating employment within thirty (30) days following the end of the Company’s thirty (30) day cure period.

2.6“Gross Misconduct” means:

(a)misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA;

(b)insubordination, intentional neglect of duties, or refusal to cooperate with investigations of TVA’s business practices;

(c)conviction of a crime amounting to a felony under the laws of the United States or any of the several states, or a crime of moral turpitude;

(d)a significant violation of TVA’s Code of Ethics or Code of Conduct; or

(e)disclosure without authorization of proprietary or confidential information of TVA.

The Plan Administrator shall determine in his, her, or its sole discretion whether the conduct of an employee constitutes Gross Misconduct.

2.7“Level I Employee” means an executive serving as a Vice President or above, excluding the CEO and Level II Employees.

2.8“Level II Employee” means an Executive Vice President of the Company from time to time.

2.9“LTIP” means TVA’s Long-Term Incentive Plan, as amended from time to time.

2.10“Participant” means any Eligible Employee whom the Plan Administrator designates as a Participant from time to time.

2.11“Plan” means this Executive Severance Plan as amended from time to time.

2.12“Section 409A” means Section 409A of the Code and the regulations and other binding guidance thereunder.

2.13“Separation from Service” and like phrases have the meaning set forth in 26 C.F.R. §1.409A-1(h) as such provision may be amended from time to time.

2.14“Severance Multiple” means, with respect to each Participant, the applicable Severance Multiple as set forth on the applicable exhibit hereto.

2.15“Target EAIP” means the EAIP Award that a Participant would receive under the EAIP with respect to the year in which the Termination Date occurs assuming (1) a Scorecard Achievement of 100%, (2) a Corporate Multiplier of 1.0, and (3) an Individual Performance Multiplier of 100%. Capitalized terms used in this definition and not otherwise defined herein shall have the meanings assigned to such terms in the EAIP.

2.16“Termination Date” means the date a Participant’s employment with TVA is terminated.

3.ELIGIBILITY AND PARTICIPATION

3.1Eligibility. Eligibility to participate in the Plan shall be limited to employees who meet the following criteria:

3.1.1Position and Designation. The Participant is an Eligible Employee as defined in this Plan. The Board, in its sole discretion, may determine whether an individual employee who otherwise meets the criteria for being an Eligible Employee should be excluded from participation in the Plan and in such case the Plan Administrator shall notify such employee of the Board’s determination.

3.1.2Execution of Release. The Participant must execute a separation agreement and general release, which will include certain covenants such as confidentiality, non-compete, non-solicitation, non-disparagement, and cooperation, in form and substance reasonably satisfactory to TVA (the “Release”), that will be provided to the Participant prior to the effective date of the Participant’s Separation from Service (the “Termination Date”) or as soon as practicable following the Termination Date. A Participant may have up to 21 days (or such longer period as determined by the Plan Administrator) to consider the agreement before signing and may sign it at any time during such period. If the Participant signs the Release, he or she may cancel it within seven days. Any such cancellation must be in writing and signed by the Participant by close of business on the seventh calendar day after he or she signs the Release. If the Participant does not cancel the agreement, the agreement will become effective on the eighth calendar day after the date of signature. If the Participant cancels the agreement, it will become null and void and TVA will not implement any of its terms.

3.2Participation. A Participant may be eligible to receive Severance Payments following a Separation from Service due to (a) a termination of services by TVA (other than due to the Participant’s Gross Misconduct or as a result of the death or disability of the Participant); or (b) a resignation by the Participant due to Good Reason.

4.PLAN BENEFITS

4.1Severance. A Participant who Separates from Service in accordance with Section 3.2 will be entitled to the benefits described in Section 5, subject to the terms and conditions of payment otherwise set forth herein.

4.2Nonqualified Deferred Compensation Plans. Each Participant shall be entitled to payment of his or her vested benefit, if any, under any nonqualified deferred compensation plan of TVA (including, but not limited to, the Deferred Compensation Plan) in accordance with the terms of such plan. For the avoidance of doubt, TVA is not modifying the terms of the Deferred Compensation Plan or any rights of Participants under such plan.

4.3Supplemental Executive Retirement Plan. Each Participant shall be entitled to payment of his or her vested benefit, if any, under TVA’s Supplemental Executive Retirement Plan (“SERP”) in accordance with the terms of such plan.

4.4No Duplication of Severance Benefits. The Plan is intended to replace any and all provisions providing for severance payments within each existing offer letter, employment agreement, and severance agreement between the Company and any Participant who receives Severance Payments. Accordingly, notwithstanding anything to the contrary in this Plan, a Participant who receives Severance Payments under the Plan will not be entitled to receive severance benefits under any other plan or agreement of the Company.

5.PAYMENT OF SEVERANCE BENEFITS

5.1In General. Subject to the effectiveness of the Release and except as otherwise expressly set forth below, Severance Payments will be paid as a lump-sum payment as soon as practicable after (and in no event later than sixty (60) days following) a Participant’s Separation from Service. This amount shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA. In the event that the Participant dies before receiving a Severance Payment, the Severance Payment shall be paid to the Participant’s Beneficiary. All amounts will be approved by the Plan Administrator prior to payment.

5.2Benefits. Each Participant who experiences a Separation from Service and otherwise meets the terms and conditions of the Plan shall be entitled to the following Severance Payments, in each case as determined by the Plan Administrator in good faith:

5.2.1Cash Separation Payment. For all Participants other than the CEO, severance equal to the product of (a) the applicable Severance Multiple times (b) sum of the Participant’s
(i) annual base salary and (ii) Target EAIP with respect to the year in which the Termination Date occurs, with clauses (i) and (ii) measured in the aggregate as of the highest of, as applicable, (x) the Participant’s Termination Date or (y) the event(s) constituting Good Reason, and for the CEO, severance equal to the product of the applicable Severance Multiple times the CEO’s annual base salary with respect to the year in which the Termination Date occurs, with the annual base salary measured as of the highest of, as applicable, (x) the Participant’s Termination Date or (y) the event(s) constituting Good Reason.

5.2.2Continued Healthcare Benefits. Continued coverage for healthcare benefits following the Participant’s Separation from Service (at active employee rates with respect to the coverage levels in effect immediately prior to such Separation from Service) until the earlier of (a) the end of that number of months correlating with the applicable Severance Multiple times 12, or (b) the date upon which the Participant and/or the Participant’s eligible dependents become covered under similar plans (the “Continued Healthcare Benefits”). The Continued Healthcare Benefits will be made consistent with the applicable benefit plan(s) of the Company; provided, however, that in the Plan Administrator’s sole discretion, the Continued Healthcare Benefits may be administered through reimbursement in lieu of direct coverage, subject to the Company’s normal expense reimbursement policy, and will in either case be taxable to the extent required to avoid adverse consequences to Participant or the Company.

5.2.3Unpaid Prior Year Incentive Awards. A lump sum cash payment equal to any EAIP award and/or LTIP award that has already vested at the time the Participant Separates from Service but has not yet been paid. For the avoidance of doubt, this payment is in lieu of any payments to which the Participant is entitled under the EAIP and/or the LTIP with respect to such EAIP and/or LTIP award.

5.2.4In-Progress Annual Incentive Awards. A lump sum cash payment equal to any EAIP award the performance cycle of which is in progress on the Termination Date, which shall be prorated and calculated based on actual achievement of the applicable performance goals and paid when such awards are paid to similarly situated employees of the Company. For the avoidance of doubt, this payment shall be in lieu of any payment to which the Participant is entitled under the EAIP with respect to such EAIP award.

5.2.5In-Progress Long-Term Incentive Award. If the Participant is eligible for Retirement (as defined in the LTIP), the Participant’s rights shall be unaffected and the Participant shall remain eligible for the benefits, if any, available to the Participant under the LTIP upon Separation from Service due to a Retirement.

6.PLAN ADMINISTRATION

6.1Authority of Plan Administrator. The Plan shall be administered by the Chief Executive Officer (“CEO”) or designee (the “Plan Administrator”) unless otherwise delegated by the Board. When the CEO is a Participant, the Board or its designee shall be the Plan Administrator with respect to matters affecting the CEO. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan, including without limitation the power and authority to make factual determinations relating to, and correct mistakes in, payments and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

6.1.1The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan;

6.1.2The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan and to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any payment, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan; and

6.1.3To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

6.2Determinations by Plan Administrator. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Severance Payment shall be final and binding on all Participants.

7.GENERAL PROVISIONS

7.1Amendment or Termination of the Plan. Subject to compliance with the requirements of Section 409A, the Board may amend or terminate the Plan at any time; provided, however, that the Board may amend or terminate the Plan only after obtaining the consent of any adversely affected Participant who has, prior thereto, experienced a Separation from Service.

7.2Source of Payments. All Severance Payments shall be payable out of TVA’s general assets. Each Participant’s claim, if any, for payment shall not be superior to that of any general and unsecured creditor of TVA. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between TVA and any Participant, Beneficiary, or other person. If an error or omission is discovered in any of the determinations, the Plan Administrator, in his, her, or its sole discretion, shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

7.3Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7.4Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive a Severance Payment or to be granted a Severance Payment other than as is provided in this document. Nothing in the Plan or any grant or payment issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Plan, or give any right to a Participant to remain employed by TVA in any particular position or capacity or at any particular rate of remuneration. During the lifetime of the Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any payment.

7.5Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Words such as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

7.6Governing Law. TVA is a corporate agency and instrumentality of the United States, and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply, without taking into account conflict of law principles. By participating in the Plan, each Participant agrees that the jurisdiction for any action with respect to the Plan shall lie in the United States District Court for the Eastern District of Tennessee.

7.7Claims and Appeals Procedures.

7.7.1Claims Procedure. Any Participant who feels he or she is entitled to Severance Payments must file a written claim with the Plan Administrator within 90 days following his or her Termination Date, on such applications or forms, if any, required by the Plan Administrator, for the claim to be valid. An initial determination shall be made by the Plan Administrator or such other persons as designated from time to time by the Board. Without limiting the foregoing, a request for Severance Payments will be considered a claim, and it will be subject to a full and fair review.

7.7.2Denials. If a claim is wholly or partially denied, the Plan Administrator will provide the Participant with a written or electronic notification of the denial. This written or electronic notification will ordinarily be provided to the Participant no later than 90 days after the receipt of a claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing a claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Participant within the initial determination period or as soon as practicable thereafter. The Plan Administrator’s notification of a denial will generally provide the following information: (a) the reason or reasons for the denial; (b) an explanation of the basis on which the determination was made; (c) a description of any additional material or information necessary for a Participant to perfect the claim on appeal; and (d) information as to the steps to be taken if a Participant wants to appeal the denial of a claim.

7.7.3Appeals Procedures. Upon the denial of a claim, a Participant may file an appeal, in writing, with the Plan Administrator in such form as may be designated by the Plan Administrator as follows:
(a) a Participant must file an appeal no later than 60 days after the Participant has received written notification of the denial of the claim; (b) the Participant may submit written comments, documents, records, and other information relating to the appeal;
(c) the Participant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Plan Administrator; (d) the Participant will be provided, upon request, with reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (e) the appeal will be given a full and fair review. This review will take into account comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.7.4Notifications. If the claim is approved on appeal, the Plan Administrator will notify the Participant accordingly. If the appeal is denied, the Plan Administrator will provide a notification that generally sets forth the following: (a) the specific reason or reasons for the denial; (b) an explanation of the basis on which the determination was made; and (c) a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. The Plan Administrator will ordinarily provide the Participant with written or electronic notification of the determination on appeal within 60 days after the receipt of the Participant’s notice of appeal, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Participant prior to the termination of the initial 60- day period or as soon as practicable thereafter.

7.7.5Further Review. A Participant is required to utilize and exhaust the claims and appeal procedures set forth in these procedures before filing a lawsuit. The scope of review by a court is limited to the administrative record developed as part of the claims and appeal procedures, and such review is further limited as to whether the determination by the Plan Administrator was arbitrary and capricious. Any lawsuit must be filed by the Participant no later than 30 calendar days from the date that the Plan Administrator sends written or electronic notification as required under Section 7.7.4.

7.7.6Improper Payments. In the event that TVA approves a claim for Severance Payments, but later determines that a Participant engaged in Gross Misconduct, the Participant shall be required to return all Severance Payments received prior to TVA’s determination, and the Participant will no longer be entitled to receive any Severance Payments. TVA may enforce its rights under this Section by bringing a lawsuit in the venue specified in Section 7.6 at any time.

7.8Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

7.9Compliance with Section 409A. At all times, to the extent necessary to prevent the imposition of taxes and penalties under Section 409A,
(a) the Plan shall be operated in accordance with the requirements of Section 409A; (b) any action that may be taken (and, to the extent possible, any action actually taken) by an authorized representative of
TVA and the Participants or their Beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (c) any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (d) any provision that is required by Section 409A to appear in the Plan that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein. TVA may at any time amend the Plan to cure any defect with respect to Section 409A but is not required to do so. No provision of the Plan is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid hereunder, and TVA shall not, under any circumstances, have any liability to a Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Section 409A. To the extent necessary to prevent the imposition of taxes and penalties under Section 409A, to the extent payments under the Plan could, due to the timing of a Release, be paid in either of two calendar years, such payments shall be paid in the later such calendar year.

For purposes of this Plan, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” as defined under Section 409A. For purposes of applying the rules under Section 409A, each separately identifiable payment under this Plan shall be treated as a “separate payment,” within the meaning of Section 409A, and the right to a series of installment payments under this Plan is to be treated as a right to a series of “separate payments” under Section 409A. Notwithstanding anything to the contrary in the Plan, if TVA determines (a) that on the date the Participant’s employment with TVA terminates, the Participant is a “specified employee” (within the meaning of Section 409A) of TVA and (b) that any payments to be provided to the Participant pursuant to the Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise that would be required under the Plan, then such payments shall be delayed until the date that is six months after the date of the Participant’s “separation from service” (as such term is defined under Section 409A) with TVA, or, if earlier, the date of the Participant’s death. Any such delayed payments instead shall be made in a lump sum on the first day of the seventh month following the Participant’s “separation from service” (as such term is defined under Section 409A), or, if earlier, the date of the Participant’s death. To the extent that any expenses, reimbursement, fringe benefit, or other, similar plan or arrangement provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 409A, including (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (b) subject to any shorter time periods provided herein or in the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

7.10Rehired Employees. Participants who experience a Separation from Service shall have no right to be re-employed by the Company. Each Participant’s right to receive or retain Severance Payments is conditioned upon such Participant not seeking or accepting re-employment from the Company without the written consent of the Plan Administrator. To the extent any Participant accepts re-employment with the Company in violation of this Section 7.10, the Company shall not be obligated to pay, and shall be entitled to the prompt repayment of, Severance Payments with respect to such Participant.

7.11Incapacity. If a Participant or a Beneficiary experiences a mental incapacity or disability or is unable to care for his or her affairs because he or she is a minor, any payment or benefit due the Participant or Beneficiary may be paid or provided to the Participant’s spouse or to any other person deemed by the Plan Administrator to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment or provision of benefits shall be a complete discharge of the Company’s obligation hereunder.

7.12Golden Parachute.

7.12.1Anything in this Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount”

shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 7.12.1 shall be made in accordance with the following order of priority: (i) Full Credit Payments (as defined below) that are payable in cash, (ii) non-cash Full Credit Payments that are taxable, (iii) non-cash Full Credit Payments that are not taxable, (iv) Partial Credit Payments (as defined below), and (v) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution, or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution, or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution, or benefit that is not a Full Credit Payment.

7.12.2A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 7.12.1, the Accounting Firm shall administer the ordering of the reduction as set forth in Section 7.12.1. The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder.

7.12.3The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to each affected Participant and the Company within fifteen (15) calendar days after the date on which each such Participant’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon such Participant and the Company.

7.13Successors. The Company shall assign its obligations under this Plan to any successor thereto, and any failure of the Company to obtain a satisfactory agreement from such successor to assume and agree to perform the obligations under this Plan shall constitute a material breach by the Company of this Plan.

7.14Tax Withholding. TVA is authorized to withhold from any Severance Payment taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to any Severance Payment.

Exhibit A
Benefits for Participants Other than the CEO

This Exhibit A describes the payments offered to Participants in the Executive Severance Plan (the “Plan”) other than the CEO upon a termination or resignation of employment with the Tennessee Valley Authority (the “Company”) as described in the Plan. Capitalized but undefined terms in this Exhibit A shall have the meanings set forth in the Plan.

The following description is intended only as a summary and is qualified in its entirety by reference to the full text of the Plan. In the event of any conflict between this summary and the Plan, the Plan shall control.

	Level I	Level II
Severance Multiple	0.5	1.0
Cash Separation Payment	Lump Sum: Severance Multiple * (Annual Salary + Target EAIP)
Healthcare Benefits	Continuation for up to Severance Multiple * 12 months
In-Progress EAIP	Prorated Actual	Prorated Actual
In-Progress LTIP	Forfeited	Forfeited

Exhibit B
Benefits for the CEO

This Exhibit B describes the payments offered to the Chief Executive Officer (“CEO”) in the Executive Severance Plan (the “Plan”) upon a termination or resignation of employment with the Tennessee Valley Authority (the “Company”) as described in the Plan. Capitalized but undefined terms in this Exhibit B shall have the meanings set forth in the Plan.

If the CEO (who, for the avoidance of doubt, is an Eligible Employee and a Participant) experiences a Separation from Service and otherwise meets the terms and conditions of the Plan, he or she shall be entitled to the following Severance Payments in accordance with the principles of Section 5 as if specifically set forth therein, in each case as determined by the Plan Administrator in good faith:

Severance Multiple	1.0
Cash Separation Payment	Lump Sum: Severance Multiple * Annual Salary
Healthcare Benefits	Continuation for up to Severance Multiple * 12 months
In-Progress EAIP	Prorated Actual
In-Progress LTIP	Forfeited